Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION DECLARES

SEMIANNUAL DIVIDEND OF $.10 PER SHARE

Dividend will be paid in 2012 instead of 2013

Biloxi, MS (December 18, 2012)—The board of directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, declared a regular semiannual cash dividend of $.10 per common share, payable December 31, 2012, to stockholders of record December 28, 2012.

“In view of the uncertainty of the federal tax code going into 2013, our Board of Directors decided to pay the dividend to our shareholders in 2012,” said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank. “At this time, we do not know exactly what the tax rate will be on dividends next year, but we know it will not be any lower than it is now,” said Swetman.

Founded in 1896, with $813 million in assets as of September 30, 2012, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.